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                                                                   Exhibit 99

Analyst contact:
Dennis E. McDaniel
Vice President and Controller
513-603-2197
dennis.mcdaniel@ocas.com

Media contact:
Cindy L. Denney
Assistant Vice President, Corporate Communications
513-603-2074 (ofc.), 513-703-7372 (cell)
cindy.denney@ocas.com


FOR IMMEDIATE RELEASE

            OHIO CASUALTY CORPORATION ANNOUNCES PRICING OF
            $175 MILLION CONVERTIBLE NOTE PRIVATE OFFERING


FAIRFIELD, Ohio, - March 14, 2002 - Ohio Casualty Corporation (NASDAQ: OCAS) announced today that it has agreed to sell $175 million aggregate principal amount of 5.0% convertible notes due March 19, 2022. The Corporation previously announced that it was seeking to raise, subject to market conditions, $125 million of privately offered convertible notes. The Corporation also granted the initial purchasers a 30-day option to acquire up to an additional $26.25 million aggregate principal amount of convertible notes. The notes will be convertible at the option of the holders into shares of Ohio Casualty Corporation common stock at a conversion price of $22.62 (which represents a conversion premium of 27% over the last reported bid price on the Nasdaq National Market on March 13, 2002). The net proceeds from the note offering will be used for repayment of bank debt. The offering is expected to close on March 19, 2002.

The notes have been privately offered only to qualified institutional buyers under Rule 144A under the Securities Act of 1933 and outside the United States to non-U.S. persons under Regulation S under the Securities Act. The notes have not been registered under the Securities Act, and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the notes in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities law of such state.

Safe Harbor Statement
Information in this release about this offering includes forward-looking statements that involve risks and uncertainties. Actual events could differ materially from our current expectations. Factors that could cause or contribute to such differences include, but are not limited to, risks and uncertainties associated with a private offering of securities, including market conditions, level of investor interest in the convertible notes, satisfaction of closing conditions and business and general economic conditions.



Contact:  Ohio Casualty Corporation
          Fairfield, Ohio
          Analyst contact:
            Dennis E. McDaniel  (513)603-2197
            Vice President, Financial Accounting
                     and Investor Relations
            dennis.mcdaniel@ocas.com

          Media contact:
            Cindy Denney   (513)603-2074 (ofc.)
                      .... (513)703-7372 (cell)
            Assistant Vice President, Corporate
                                 Communications
            cindy.denney@ocas.com